EXHIBIT 15


                          Accountants' Acknowledgment


The Board of Directors
Venator Group, Inc.:

Re:  Registration statement No. 333-64930

With respect to the subject registration statement, we acknowlege our awareness of the use therein of our report dated May 17, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared of certifed by an accountant within the meaning of sections 7 and 11 of the Act.




/s/ KPMG LLP

New York, New York
July 27, 2001